Exhibit 10.5
Escrow Agreement

This Escrow Agreement is made as of June 26, 2008, among Max Engineering LLC, a Texas limited liability company (“Purchaser”), Lincoln Wind, LLC, a Nebraska limited liability company (“Seller”), William L. Raftery, an individual and former owner of the Seller (“Raftery”), and James Watts, CPA (the “Escrow Agent”).

Purchaser and Seller are parties to a certain Asset Purchase Agreement dated June 25, 2008 (the “Agreement”).  The parties hereto are executing and delivering this Escrow Agreement pursuant to Paragraph 4.9(x) of the Agreement, and accordingly, all definitions used in the Agreement are hereby incorporated herein by this reference.  The parties desire the Escrow Agent to hold and dispose of the Escrow Fund (as defined herein), and the Escrow Agent is willing to do so on the terms and conditions herein.

The parties make this Escrow Agreement to ensure the payment in full of all penalties, fees, and interest incurred by Lincoln Wind, LLC, for delinquent payroll taxes (the “Tax Liability”).  Raftery agrees to satisfy the Tax Liability in full as soon as practicable following the closing contemplated by the Agreement.  All parties agree and acknowledge that neither Purchaser, nor Seller, nor Seller’s sole owner, Matthew Cumberworth, has or will incur any responsibility for the Tax Liability.

Purchaser shall deliver the sum of $43,000.00 (the “Escrow Fund”) to the Escrow Agent, on the condition that when the Tax Liability is satisfied in full and receipt for payment of the Tax Liability is given to the Escrow Agent, the Escrow Fund shall be released to Raftery.

Dated June 26, 2008.

Lincoln Wind, LLC	Max Engineering LLC

/s/ MATTHEW CUMBERWORTH	/s/ ANDREW HIDALGO
NameMatthew Cumberworth, Manager	Andrew Hidalgo, Director

Escrow Agent

/s/WILLIAM L. RAFFERTY	/s/ JAMES WATTS
William L. Raftery	James Watts, CPA